Exhibit 99.1

SouthWest Water Company Reports Second Quarter 2008 Results

LOS ANGELES--(BUSINESS WIRE)--SouthWest Water Company (NASDAQ:SWWC), a leading provider of water, wastewater and public works services, today reported financial results for the second quarter ended June 30, 2008.

For the quarter, revenues increased 4% to $57.1 million from $54.9 million in the second quarter of 2007. Operating income declined to $3.4 million compared with $5.6 million in 2007. Income from continuing operations was $891,000, or $0.04 per diluted share, compared to income from continuing operations of $2.4 million, or $0.10 per diluted share, in the second quarter of 2007. Net loss was $787,000, or $0.03 per diluted share, which includes a loss from discontinued operations, net of tax, of $1.7 million, or $0.07 per diluted share. This compares to net income of $2.2 million, or $0.09 per diluted share, which includes a loss from discontinued operations, net of tax, of $198,000, or $0.01 per diluted share, in the 2007 second quarter. Weighted average shares outstanding used to calculate earnings per share for the second quarter 2008 were 24.7 million.

“Despite the nationwide economic slowdown, second quarter revenues increased on the strength of our Utility business,” said Mark A. Swatek, SouthWest Water chief executive officer and chairman. “However, our efforts to streamline the management of our Services business, narrow its focus to its core competencies and exit non-core service offerings resulted in reduced revenues for this business. Income from continuing operations was negatively impacted by the temporary increase in operating expense and associated fees related to our business restructuring, by costs associated with legacy legal and compliance issues in our Services business, and the combination of increased competition and slow housing growth in Texas.”

Second Quarter Division Results

Utility business revenues were up 17% to $27.5 million from $23.6 million in second quarter of 2007, primarily due to a fourth quarter 2007 interim rate increase in Texas and acquisitions, principally the wastewater treatment plant in Birmingham Alabama completed in the first quarter of 2008. Operating income increased 9% to $9.2 million compared with $8.4 million in last year’s second quarter, primarily due to the higher revenue marginally offset by increased expenses from water production costs in California and increased depreciation expense and repair and maintenance costs in Texas.

Services business revenues were $35.2 million down from $37.5 million in the second quarter of 2007, which includes intersegment revenues of $6.4 million and $7.0 million, respectively. The $0.7 million reduction in intersegment revenues was primarily due to a $2.1 million decrease in capital project work for the company’s Texas utilities offset by $1.4 million in increased revenues from repairs and maintenance projects for Texas and Alabama utilities, as well as operation and maintenance of the new wastewater treatment plant in Birmingham. Capital project management is a critical component of the company’s utility asset management strategy and therefore will be managed directly by the Utility business management team going forward. This change will continue to create negative comparables in the company’s Services business for the remainder of 2008.

The $1.6 million decrease in other Services business revenues was primarily due to a $2.1 million decrease in the Texas service business due to contracts lost to new competition and reduced revenue related to the slowdown in new housing construction and a $0.9 million decrease in revenue from the shutdown of the company’s electrical contracting department in Colorado in late 2007, offset by a $1.4 million increase in California revenues related to increased repair and maintenance projects.

The Services business generated an operating loss of $923,000 in the quarter versus operating income of $1.1 million in 2007. Operating margins were impacted by the loss of Texas service contracts, a slowdown in new housing construction, the closure of the Colorado electrical contracting department and a $1.2 million increase in legal fees and other expenses associated with an investigation by a state regulatory agency into pre-2006 contract operations of certain wastewater treatment facilities operated by the company. These impacts were partially offset by a $0.7 million reversal of an accrual due to the favorable settlement of fines from compliance violations at a facility operated prior to 2006.

SG&A and Capital Expenditures

On January 1, 2008, the company implemented an Oracle-based, integrated financial module throughout the entire organization as part of its Cornerstone business reengineering project. As a result, the methodology of capturing and reporting certain operating and selling, general and administrative expenses, as well as the classification of expenses between business segments, has changed. For the second quarter of 2008, consolidated SG&A expenses were $9.1 million, representing 16% of revenues. Prior year amounts have not been reclassified to conform to the 2008 presentation because the information to do so is not available and the cost to develop it would be excessive. The reclassification and changes primarily affected the Services business by lowering its SG&A costs and increasing its operating expenses which more accurately reflects the true cost structure of this operation and will drive more appropriate pricing of goods and services and focus on operating cost management. The Utility business and corporate SG&A expenses were not significantly affected by the reclassification.

Corporate SG&A expenses were $4.9 million compared with $3.8 million for the same period in the prior year. The increase includes $0.9 million of expenses related to Cornerstone and $0.6 million in non-recurring consulting costs associated with the establishment of the new Financial Services Center, a centralized function that provides back office financial services across the entire company, partially offset by other savings.

Total company funded capital expenditures were $7.0 million, including $1.7 million related to the Cornerstone project, compared to $9.6 million in the second quarter of 2007.

Discontinued Operations

Discontinued operations is related to a wholesale water and wastewater business that the company intends to divest. Included in discontinued operations for the second quarter of 2008 was a $1.6 million charge net of tax relating to the additional write-down of assets to current expected net realizable value.

Conference Call

The company’s conference call with financial analysts will be held today, August 11, 2008, at 4:30 p.m. Eastern time (1:30 p.m. Pacific). The call will be web cast live so that interested parties may listen over the Internet at the company’s website at www.swwc.com. For those unable to participate in the live web cast, a replay will be available shortly after the call on the company’s website. A telephonic replay will also be available beginning at 6:30 p.m. Eastern (3:30 p.m. Pacific) until midnight August 18, 2008 at 888-286-8010 (international callers 617-801-6888), passcode 92901776.

SouthWest Water Company provides a broad range of services, including water production, treatment and distribution; wastewater collection and treatment; utility billing and collection; utility infrastructure construction management; and public works services. The company owns regulated public utilities and also serves cities, utility districts and private companies under contract. More than two million people in ten states depend on SouthWest Water for high-quality, reliable service. Additional information may be found on the company’s website: www.swwc.com.

This document contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements, including expectations relating to future revenues and income, the company’s ability to gain new business and control costs, involve risks and uncertainties, as well as assumptions that, if they prove incorrect or never materialize, could cause the results of the company to differ materially from those expressed or implied by such forward-looking statements. Actual results may differ materially from these expectations due to changes in regulatory, political, weather, economic, business, competitive, market, environmental and other factors. More detailed information about these factors is contained in the company’s filings with the Securities and Exchange Commission, including under the caption “Risk Factors” in the company’s 2007 Annual Report on Form 10-K. The company assumes no obligation to update these forward-looking statements to reflect any change in future events.

Condensed Consolidated Statements of Income

(unaudited and in thousands, except per share amounts)	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2008	2007	2008	2007
Operating Revenues:
Utility	$27,484	$23,554	$49,825	$43,588
Services	35,246	37,503	68,884	71,039
Less intersegment eliminations	(5,664)	(6,161)	(10,880)	(11,862)
Total revenues	57,066	54,896	107,829	102,765

Expenses:
Utility operating expenses	15,746	13,207	29,187	25,016
Services operating expenses	34,497	32,891	65,623	63,034
Services intersegment eliminations	(5,664)	(6,161)	(10,880)	(11,862)
Selling, general and administrative	9,113	9,311	18,718	17,841
Total expenses	53,692	49,248	102,648	94,029

Operating income	3,374	5,648	5,181	8,736

Other income (expense)
Interest expense	(2,042)	(1,885)	(4,403)	(3,739)
Interest income	128	50	250	185
Other, net	4	(12)	4	(61)

Income (loss) from continuing operations before taxes	1,464	3,801	1,032	5,121
Provision (benefit) for income taxes	573	1,380	455	1,860

Income from continuing operations	891	2,421	577	3,261

Loss from discontinued operations, net of tax	(1,678)	(198)	(1,965)	(424)

Net income (loss)	(787)	2,223	(1,388)	2,837
Preferred stock dividends	(6)	(6)	(12)	(12)
Net income (loss) applicable to common holders	(793)	2,217	(1,400)	2,825

Earnings per common share (Diluted):
Income from continuing operations	$0.04	$0.10	$0.02	$0.13
Loss from discontinued operations	(0.07)	(0.01)	(0.08)	(0.01)
Net income (loss) applicable to common holders	$(0.03)	$0.09	$(0.06)	$0.12

Weighted average outstanding common shares (diluted)	24,711	24,386	24,666	24,301
Condensed Consolidated Balance Sheet Information
(unaudited and in thousands)	June 30,	December 31,
	2008	2007
Current assets	$64,840	$61,585
Property, plant and equipment, net	449,246	417,903
Total assets	$549,796	$516,409

Current liabilities	$35,605	$46,184
Long-term debt	191,414	145,353
Contributions in aid of construction	110,700	115,442
Stockholders’ equity	157,195	159,194
Total liabilities and stockholders’ equity	$549,796	$516,409

CONTACT:
SouthWest Water Company
DeLise Keim, VP Corporate Communications, 213-929-1846
www.swwc.com
or
PondelWilkinson Inc.
Robert Jaffe, 310-279-5969
www.pondel.com